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                                                                    EXHIBIT 99.1


                                                         FOR IMMEDIATE RELEASE
                               Press Contacts: Mark Root, Unisys, 703/556-5345
                         Julie O'Brien, Objective Communications, 603/334-6719 Investor Contact: Vincent Daniels, Lippert Heilshorn IR, 212/838-3777





--Companies Will Team To Provide Real-Time Video Communications Solutions To Federal Customers--

McLean, VA and Portsmouth, NH (October 26, 1998) -- Unisys(R) (NYSE: UIS) Corporation, a leading provider of solutions, services and technology products for the Federal market, and Objective Communications(R), Inc. (NASDAQ: OCOM), a leading provider of real-time video communications solutions, announced today a strategic alliance to market and sell the complete line of VidPhone(R) products to the Federal market. Under the terms of the agreement, Unisys Federal Systems becomes Objective Communications' preferred systems integrator for the U.S. Government. Unisys will offer Objective Communications' VidPhone System, which includes system software and hardware for video on demand, broadcast distribution, videoconferencing, and wide area communications. The companies have also agreed to collaborate on future developments and co-marketing initiatives.

"We're pleased to welcome Objective Communications as a Unisys strategic partner," said Joseph Santamaria, Vice President and General Manager, Integrated Government Solutions, Unisys Federal Systems. "The two companies have been working closely together over the past months to market and sell the VidPhone System into the Federal market. Already we've had good feedback on the systems we have installed in the Unisys Center of Excellence, and we've recently enjoyed our first joint success with the sale to the U.S. Federal Courts. We see a great future for Objective's technology."

"We're pleased to join Unisys' prestigious list of strategic partners," said James Bunker, President and CEO of Objective Communications. "Unisys has the expertise, the people, and the infrastructure needed to provide product support services that are vital to our commitment to customer satisfaction. Our alliance lays the foundation of our commitment to deliver the government with state-of-the art telecommunications networking products."

About Unisys

Unisys (NYSE: UIS) is more than 33,000 employees helping customers in 100 countries apply information technology to solve their business problems. Unisys solutions are based on a broad portfolio of global information services including systems integration, outsourcing, "repeatable" application solutions, consulting, network integration, remote network management, and multivendor maintenance and support, coupled with enterprise-class servers and associated middleware, software and storage. Repeatable solutions are focused on key vertical markets


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including financial services, transportation, telecommunications, government, publishing and other commercial markets. Headquartered in Blue Bell, Pennsylvania, in the Greater Philadelphia area, Unisys 1997 annual revenue was $6.6 billion. Access the Unisys home page on the World Wide Web - http://www.unisys.com - for further information.

About Objective Communications

Objective Communications is the first company to deliver a total, real-time video communications solution that includes videoconferencing, video distribution, and video on demand all in one integrated system. Based on the innovative VidModem(TM) technology, the VidPhone System uses standard twisted-pair telephone wiring to bring TV-quality video to desktops, meeting rooms, lobbies, operating rooms--anywhere there is a phone jack. More than just a high-quality videoconferencing solution, the VidPhone System combines live broadcasts, point-to-point and multipoint videoconferencing, and wide area ISDN and ATM connectivity to provide organizations with a total video communications solution. For more information, visit www.objectivecom.com.

Unisys is a registered trademark of Unisys Corporation. VidPhone and Objective Communications are registered trademarks of Objective Communications, Inc. VidModem is a trademark of Objective Communications, Inc.